Prospectus Supplement                           Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated May 16, 1997)                            File No. 333-24667
                                  $525,000,000

[FIRST DATA LOGO]
                             First Data Corporation
      2% Senior Convertible Contingent Debt Securities (CODESSM) due 2008

--------------------------------------------------------------------------------

We are offering $525,000,000 aggregate principal amount of our 2% CODES due
2008.

The CODES will be convertible, at your option, into shares of our common stock at a conversion rate of 12.2096 shares of common stock per $1,000 principal amount, or $81.903 per share, subject to adjustments described elsewhere, in the following circumstances:

  . if the trading price of our common stock is above specified levels;

  . if the ratio of the trading price of the CODES to the conversion value of the CODES is below specified levels;

  . if the CODES have been called for redemption;

  . during any period in which the credit ratings assigned to the CODES by both Moody's and Standard & Poor's are below specified levels or neither agency rates the CODES; and

  . upon the occurrence of specified corporate transactions.

The CODES will bear interest at a rate of 2% per annum. We also will pay contingent interest during any six-month period following a six-month period in which the average trading price of the CODES is above specified levels. Interest on the CODES is payable on March 1 and September 1 of each year, beginning on September 1, 2001. The CODES will mature on March 1, 2008.

The CODES will be subject to special United States federal income tax rules. For a summary of material United States federal income tax consequences of the purchase, ownership and disposition of the CODES, see "United States Federal Income Tax Consequences."

We may redeem some or all of the CODES on or after March 1, 2004. Holders of the CODES may require us to purchase all or a portion of their CODES on March 1, 2004 and March 1, 2006 or, subject to specified exceptions, upon a change of control event.

The CODES will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness.

Our common stock is quoted on the New York Stock Exchange under the symbol "FDC." On February 22, 2001, the common stock closed at $59.35 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                          Per CODES    Total
                                                          --------- ------------
Public Offering Price....................................  100.00%  $525,000,000
Underwriting Discount....................................    1.50%  $  7,875,000
Proceeds to First Data Corporation (before expenses).....   98.50%  $517,125,000

Interest on the CODES will accrue from February 28, 2001.

We have granted the underwriters the option to purchase up to an additional $78,750,000 principal amount of CODES from us at the public offering price less the underwriting discount.

The underwriters expect to deliver the CODES to purchasers in book-entry form only through The Depository Trust Company on or about February 28, 2001.

--------------------------------------------------------------------------------

Lehman Brothers
                                                            Salomon Smith Barney

February 22, 2001

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell the CODES, and seeking offers to buy the CODES, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sales of the CODES. In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the "company," "we," "us" and "our" refer to First Data Corporation and its subsidiaries.

                               ----------------

                               TABLE OF CONTENTS

                                    Page
                                    ----
        Prospectus Supplement
First Data Corporation..............   S-3
Use of Proceeds.....................   S-3
Price Range of Common Stock and
 Dividend Policy....................   S-3
Capitalization......................   S-4
Ratios of Earnings to Fixed Charges.   S-4
Description of the CODES............   S-6
United States Federal Income Tax
 Consequences.......................  S-19
Underwriting........................  S-25
Legal Matters.......................  S-26

                                      Page
                                      ----
              Prospectus
Available Information..............   2
Incorporation of Certain Documents
 by Reference......................   2
The Company........................   3
Use of Proceeds....................   3
Ratios of Earnings to Fixed
 Charges...........................   3
Description of Debt Securities.....   3
Description of Capital Stock.......  19
Plan of Distribution...............  21
Legal Matters......................  22
Experts............................  22

                             FIRST DATA CORPORATION

   We operate in four business segments: payment instruments, merchant services, card issuer services and emerging payments. Payment instruments includes Western Union, Integrated Payment Systems and Orlandi Valuta Companies and is the leading provider of nonbank domestic and international money transfer and payment services to consumers and commercial entities, including money transfer, official check and money order services. Merchant services is primarily comprised of First Data Merchant Services, TeleCheck and First Data Financial Services. This segment provides merchants with credit and debit card transaction processing services, including authorization, transaction capture, settlement, Internet-based transaction processing, check verification and guarantee services. Card issuer services encompasses domestic and international card processing services. This segment provides a comprehensive line of processing and related services to financial institutions issuing credit and debit cards and to issuers of oil and private label credit cards, including information-based products for enhanced decision making and marketing. First Data Solutions is also included in the card issuer services segment, providing consumer and business solutions in the areas of risk and fraud management and information verification associated with granting of credit, debit and customer service collecting. The emerging payments segment, created in the third quarter of 2000, consists of eOne Global, a leader in identifying, commercializing and operating emerging payment technologies that support Internet and wireless payment products. The remainder of our business units are grouped in the "All Other and Corporate" category, which includes TeleServices, Call Interactive, International Banking Technologies and Corporate operations.

   Our principal executive offices are located at 5660 New Northside Drive, Suite 1400, Atlanta, Georgia 30328-5800, telephone (770) 857-0001.

                                USE OF PROCEEDS

   We estimate that our net proceeds, before deducting expenses, from the sale of the CODES will be $517,125,000 ($594,693,750 if the underwriters' option is exercised in full). We intend to use the net proceeds from the sale of the CODES to repay outstanding commercial paper with interest rates ranging from 5.40% to 6.52% per annum.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

   Our common stock is listed on the New York Stock Exchange under the symbol "FDC." The following table sets forth the high and low sale prices for a share of common stock and cash dividends paid per share of common stock during the periods shown.

                                                     High       Low     Dividend
                                                    -------   -------   --------
      2001
        First Quarter (through February 22)........ $64.10    $50.25     $0.02
      2000
        First Quarter.............................. $54 1/4   $40 1/8    $0.02
        Second Quarter.............................  57 11/16  38 15/16   0.02
        Third Quarter..............................  51 1/4    36 15/16   0.02
        Fourth Quarter.............................  55 11/16  37 3/16    0.02
      1999
        First Quarter.............................. $44 1/2   $31 5/16   $0.02
        Second Quarter.............................  49 15/16  38 7/8     0.02
        Third Quarter..............................  51 1/2    42 11/16   0.02
        Fourth Quarter.............................  50 7/8    40         0.02

                                 CAPITALIZATION

   The following table sets forth our capitalization at September 30, 2000 and as adjusted to give effect to the sale of the CODES and repayment of outstanding commercial paper with the estimated net proceeds of the offering before deducting expenses (in millions).

                                                            September 30, 2000
                                                           --------------------
                                                            Actual  As Adjusted
                                                           -------- -----------
   Cash and cash equivalents.............................. $  592.3  $  592.3
                                                           ========  ========
   Short-term borrowings and current portion of long-term
    debt.................................................. $  947.9  $  430.8
   Long-term debt:
     4 7/8% Convertible Notes due 2005....................     50.0      50.0
     2% CODES due 2008....................................      --      517.1
     Other long-term debt.................................    874.0     874.0
                                                           --------  --------
       Total long-term debt...............................    924.0   1,441.1
                                                           --------  --------
   Total debt.............................................  1,871.9   1,871.9
   Total stockholders' equity.............................  3,491.0   3,491.0
                                                           --------  --------
     Total capitalization................................. $5,362.9  $5,362.9
                                                           ========  ========

   As of February 22, 2001 there were 394,866,770 shares of common stock issued and outstanding.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The following table sets forth our ratios of earnings to fixed charges for the periods indicated. We have not issued any preferred stock to date; therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios of earnings to fixed charges set forth below.

                                                                 Nine Months
                                                                    Ended
                               Year Ended December 31,          September 30,
                         ------------------------------------- ---------------
                         1995(2) 1996  1997(3) 1998(4) 1999(5) 1999(6) 2000(7)
                         ------- ----  ------- ------- ------- ------- -------
Ratio of earnings to
 fixed charges--
 historical.............  2.03x  7.19x  5.11x   5.70x   12.54x  7.29x   10.72x
Ratio of earnings to
 fixed charges--pro
 forma(1)...............                                14.15x          12.94x

--------
(1) Pro forma ratios give pro forma effect to the sale of the CODES and repayment of outstanding commercial paper with the estimated net proceeds from the offering as of the beginning of each of the periods.
(2) Includes a merger, integration and impairment charge of $645.7 million relating to our October 27, 1995 merger with First Financial Management Corporation. The ratio of earnings to fixed charges without this charge would have been 6.00x.
(3) Includes restructuring, net loss on business divestitures and impairment charges of $369.3 million ($333.9 million after tax). The ratio of earnings to fixed charges without these charges would have been 7.25x.
(4) Includes restructuring, net loss on business divestitures and impairment charges and provision for loss on contract of $319.1 million ($231.5 million after tax). The ratio of earnings to fixed charges without these charges would have been 7.80x.
(5) Includes net restructuring, business divestitures, litigation and impairment benefit of $715.8 million ($417.6 million after tax). The ratio of earnings to fixed charges without this benefit would have been 8.01x. The pro forma ratio without this gain would have been 9.04x.
(6) Includes restructuring, business divestitures, litigation and impairment charges of $41.0 million for the nine months ended September 30, 1999. The ratio of earnings to fixed charges without this charge would have been 7.65x.

(7) Includes a net gain from restructuring and business divestiture activities of $100.6 million. The ratio of earnings to fixed charges without this gain would have been 9.71x. The pro forma ratio without this gain would have been 11.73x.

   The computation of the ratio of earnings to fixed charges is based on applicable amounts for us and our consolidated subsidiaries. "Earnings" consist of income before income taxes plus fixed charges. "Fixed charges" consist of interest on debt, amortization of deferred financing costs and a portion of rentals that we determine to be representative of interest.

                            DESCRIPTION OF THE CODES

   The following description of the CODES offered by us (referred to in the accompanying prospectus as "Debt Securities" or "Senior Securities") supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus.

   We will issue the CODES under an indenture, dated as of March 26, 1993, between us and Wells Fargo Bank Minnesota, National Association, as trustee (referred to as the "Senior Trustee" in the accompanying prospectus), as supplemented by the first supplemental indenture, to be dated as of February 28, 2001 between us and the trustee. Initially, Wells Fargo Bank Minnesota, National Association will also act as paying agent and conversion agent for the CODES. The terms of the CODES include those provided in the indenture and the first supplemental indenture.

   The following description is only a summary of the material provisions of the CODES and the indenture, including the first supplemental indenture. When we refer to the indenture, we mean the indenture as supplemented by the first supplemental indenture. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these CODES.

   When we refer to First Data in this section, we refer only to First Data Corporation, a Delaware corporation, and not its subsidiaries.

Brief Description of the CODES

   The CODES offered hereby will:

  . be $525,000,000 in aggregate principal amount ($603,750,000 if the underwriters' option is exercised in full);

  . bear interest at a per annum rate of 2%, subject to adjustment as described under "--Interest Rate Adjustments;"

  . be general unsecured obligations of First Data, ranking equally with all of our other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness; as indebtedness of First Data, the CODES will be effectively subordinated to all indebtedness and liabilities of our subsidiaries;

  . be convertible into our common stock at a conversion price of $81.903 per share, under the conditions and subject to adjustment as described under "--Conversion Rights;"

  . be redeemable at our option in whole or in part beginning on March 1, 2004 upon the terms set forth under "--Optional Redemption by First Data;"

  . be subject to repurchase by us at your option on March 1, 2004 and March
    1, 2006 or upon a change of control, upon the terms and repurchase prices set forth below under "--Repurchase of CODES at the Option of Holders;" and

  . be due on March 1, 2008, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

   The indenture does not limit the amount of CODES of the same series that we may issue in the future. The indenture limits our ability to incur additional mortgages and liens or to enter into certain sale and leaseback transactions, and limits the ability of our restricted subsidiaries to incur additional indebtedness. The indenture does not, however, contain any other financial covenants or restrict us from paying dividends or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change in control of First Data, except to the extent described under "--Repurchase of CODES at the Option of Holders-- Change of Control Put" below.

   Under the first supplemental indenture governing the CODES, we will agree, and by acceptance of a beneficial interest in the CODES each beneficial owner of the CODES will be deemed to have agreed, among other things, for United States federal income tax purposes, to treat the CODES as indebtedness that is subject to the regulations governing contingent payment debt instruments and, for purposes of those regulations, to treat the fair market value of any stock received upon any conversion of the CODES as a contingent payment, and the discussion herein assumes that such treatment is correct. However, the characterization of instruments such as the CODES and the application of such regulations is uncertain in several respects. See "United States Federal Income Tax Consequences--Classification of the CODES."

   In general, beneficial owners of the CODES will be required to accrue interest income on the CODES in the manner described herein, regardless of whether such owner uses the cash or accrual method of tax accounting. Beneficial owners will be required, in general, to accrue interest based on the rate at which we would issue a fixed rate nonconvertible debt instrument with terms and conditions similar to the CODES (6.35%), rather than at a lower rate based on the accruals on the CODES for non-tax purposes. Accordingly, owners of CODES will be required to include interest in taxable income in each year in excess of the accruals on the CODES for non-tax purposes. Furthermore, upon a sale, exchange, conversion or redemption of a CODES, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the CODES. The amount realized by you will include, in the case of a conversion, the fair market value of the stock you receive. Any gain on a sale, exchange, conversion or redemption of a CODES will be treated as ordinary interest income. You are expected to consult your own tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the CODES. See "United States Federal Income Tax Consequences."

   No sinking fund is provided for the CODES. The CODES will not be subject to defeasance.

   The CODES will be issued only in registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of CODES, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

   The CODES will be represented by one or more permanent global securities registered in the name of a nominee of The Depository Trust Company, New York, New York. DTC and its direct and indirect participants maintain records of beneficial interests in any global security. You may effect transfers only through these records. The record ownership in a global security, in whole or in part, may be transferred only to DTC, another nominee of DTC or to a successor of DTC or its nominee. Except as set forth under "Description of Debt Securities--Book-Entry Debt Securities" in the accompanying prospectus, CODES will not be issuable in certificated form. We refer you to the section titled "Description of Debt Securities--Book-Entry Debt Securities" in the accompanying prospectus for a description of the book-entry system and DTC.

   There is no existing trading market for the CODES. The underwriters have advised us that they intend to make a market in the CODES; however, they are under no obligation to do so and may discontinue their market-making activity at any time. We intend to apply to list the CODES on the New York Stock Exchange, but we cannot assure you that the CODES will be listed, or if listed, that the listing will not be discontinued.

   You may present definitive CODES for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City.

Interest

   The CODES will bear interest at a rate of 2% per annum, subject to adjustment upon the occurrence of a reset transaction as described under "-- Interest Rate Adjustments," from February 28, 2001. We will pay interest semiannually on March 1 and September 1 of each year, beginning September 1, 2001, to the holders of record at the close of business on the preceding February 15 and August 15, respectively. There are two exceptions to the preceding sentence:

  . In general, we will not pay accrued and unpaid interest on any CODES that are converted into our common stock. See "--Conversion Rights." If a holder of CODES converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder will receive on that interest payment date accrued and unpaid interest on those CODES, notwithstanding the holder's conversion of those CODES prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that holder surrenders CODES for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the interest payment date. The preceding sentence does not apply, however, to a holder that converts CODES that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem CODES on a date that is after a record date but prior to the corresponding interest payment date, and prior to the redemption date a holder of CODES selected for redemption chooses to convert those CODES, the holder will not be required to pay us, at the time that holder surrenders those CODES for conversion, the amount of interest it will receive on the interest payment date.

  . We will pay interest to a person other than the holder of record on the record date if we elect to redeem the CODES on a date that is after a record date but prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest on the CODES being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those CODES.

   Except as provided below, we will pay interest on:

  . global CODES to DTC in immediately available funds;

  . any definitive CODES having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those CODES; and

  . any definitive CODES having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those CODES.

   At maturity, we will pay interest on the definitive CODES at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

   We will pay principal on:

  . global CODES to DTC in immediately available funds; and

  . any definitive CODES at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

   Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest Rate Adjustments

   If a reset transaction occurs, the interest rate on the CODES will be adjusted to equal the adjusted interest rate from the effective date of the reset transaction to, but not including, the effective date of any succeeding reset transaction.

   A "reset transaction" means:

  . a merger, consolidation or statutory share exchange to which the entity that is the issuer of the common stock into which the CODES are then convertible is a party;

  . a recapitalization of that common stock;

  . a sale of all or substantially all the assets of that entity; or

  . a distribution described in the fourth bullet point of the first paragraph under "--Conversion Rights-- Conversion Price Adjustments" below,

in each case, after the effective date of which transaction or distribution the CODES would be convertible into:

    --shares of an entity whose dividend yield on its common stock for the four fiscal quarters of that entity immediately preceding the public announcement of the transaction or distribution is greater than 2.5%; or

    --shares of an entity that announces a dividend policy prior to the effective date of the transaction or distribution which policy, if implemented, would result in a dividend yield on that entity's common stock for the next four fiscal quarters of greater than 2.5%.

   The "adjusted interest rate" with respect to any reset transaction will be the rate per year that is the sum of the dividend yield of such entity at, or announced at, the time of reset plus 2%.

   For purposes of the definition of reset transaction, the dividend yield on any security for any period means the cash dividends paid, or proposed to be paid, pursuant to an announced dividend policy on the security for that period, divided by, if with respect to dividends paid on that security, the average trading price of the security during that period and, if with respect to dividends proposed to be paid on the security, the trading price of that security on the effective date of the related reset transaction.

   The "trading price" of a security on any date of determination means:

  . the closing sale price (or, if no closing sale price is reported, the last reported sale price) of a security (regular way) on the New York Stock Exchange (NYSE) on that date;

  . if that security is not listed on the NYSE on that date, the closing sale price as reported in the composite transactions for the principal United States securities exchange on which that security is listed;

  . if that security is not so listed on a United States national or regional securities exchange, the closing sale price as reported by the Nasdaq National Market;

  . if that security is not so reported, the last price quoted by Interactive
    Data Corporation for that security or, if Interactive Data Corporation is not quoting a price, a similar quotation service selected by us;

  . if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for that security;

  . if that security is not so quoted, the average of that last bid and ask prices for that security from a dealer engaged in the trading of those securities; or

  . in the case of the CODES, if such bid and ask prices are not available, the conversion value of the CODES, as described in "--Conversion Rights-- Conversion Upon Satisfaction of Market Price Conditions."

Contingent Interest

   In addition to the interest we will pay as described under "--Interest," we will pay contingent interest, subject to the accrual and record date provisions described above, to the holders of CODES during the six-month periods from March 1 to August 31 and from September 1 to February 28 or February 29, as appropriate, commencing in the six-month period beginning September 1, 2001, if the average trading price, as described above, of a CODES for the five trading days ending on the second trading day immediately preceding the beginning of the relevant six-month period equals 120% or more of the principal amount of CODES.

   The rate of contingent interest payable in respect of any six-month period will equal the greater of (i) a per annum rate equal to 5.0% of our estimated per annum borrowing rate for senior non-convertible fixed-rate indebtedness with a maturity date comparable to the CODES and (ii) 0.33% per annum, in each case based on the outstanding principal amount of the CODES. Contingent interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

   Upon determination that holders of CODES will be entitled to receive contingent interest during any relevant six-month period, on or prior to the start of the relevant six-month period, we will issue a press release and publish the information with respect to any contingent interest on our web site.

   We will pay contingent interest, if any, in the same manner as we will pay interest described above under "--Interest," and your obligations in respect of the payment of contingent interest in connection with the conversion of any CODES will also be the same as described above under "--Interest."

Conversion Rights

 General

   You may convert any outstanding CODES (or portions of outstanding CODES) as described below into our common stock, initially at the conversion price of $81.903 per share (equal to a conversion rate of 12.2096 shares per $1,000 principal amount of CODES). The conversion price is subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of CODES. Instead, we will pay a cash adjustment based upon the trading price of our common stock on the business day immediately preceding the conversion date. You may convert CODES only in denominations of $1,000 and integral multiples of $1,000.

   Holders may surrender CODES for conversion into our common stock prior to the stated maturity only under the following circumstances:

  . during any conversion period, as described below, if the trading price of our common stock for at least 20 trading days in the 30 trading day period ending on the first day of the conversion period was more than 110% of the conversion price in effect per share of the common stock at that thirtieth trading day;

  . during the five business-day period following any 10 consecutive trading-day period in which the average of the trading prices for the CODES for that 10 trading-day period was less than 105% of the average conversion value, as described below, for the CODES during that period;

  . during any period in which the credit rating assigned to the CODES by both Moody's and Standard & Poor's is below a specified level, or that neither rating agency is rating the CODES;

  . if we have called the CODES for redemption; or

  . upon the occurrence of the specified corporate transactions discussed below.

   If you have exercised your right to require us to repurchase your CODES as described under "--Repurchase of CODES at the Option of Holders," you may convert your CODES into our common stock only if you withdraw your notice of exercise and convert your CODES prior to the close of business on the business day immediately preceding the applicable repurchase date.

 Conversion Upon Satisfaction of Market Price Conditions

   A holder may surrender any of its CODES for conversion into our common stock during any conversion period if the trading price, as described above, of our common stock for at least 20 trading days in the 30 trading-day period ending on the first day of the conversion period exceeds 110% of the conversion price per share of common stock on that thirtieth trading day. A conversion period will be the period from and including the thirtieth trading day in a fiscal quarter to but not including the thirtieth trading day in the immediately following fiscal quarter.

   A holder also may surrender any of its CODES for conversion into our common stock during the five business-day period following any 10 consecutive trading-day period in which the average of the trading prices for the CODES for that 10 trading-day period was less than 105% of the average conversion value for the CODES during that period. "Conversion value" is equal to the product of the trading price for our common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each CODES is then convertible.

 Conversion Upon Credit Rating Event

   A holder may surrender any of its CODES for conversion during any period in which the credit ratings assigned to the CODES by both Moody's and Standard & Poor's are below Baa3 or BBB-, respectively, or in which the credit ratings assigned to the CODES are suspended or withdrawn by both rating agencies or in which neither rating agency is rating the CODES.

 Conversion Upon Notice of Redemption

   A holder may surrender for conversion any CODES we call for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the CODES are not otherwise convertible at that time. If a holder already has delivered a purchase notice or a change in control purchase notice with respect to a CODES, however, the holder may not surrender that CODES for conversion until the holder has withdrawn the notice in accordance with the indenture.

 Conversion Upon Specified Corporate Transactions

   Even if neither of the market price conditions described above have occurred, if we elect to:

  . distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the trading price of the common stock at that time, or

  . distribute to all holders of our common stock assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the trading price of the common stock on the day preceding the declaration date for the distribution, we must notify the holders of CODES at least 20 days prior to the ex-dividend date for the distribution. Once we have given that notice, holders may surrender their CODES for conversion at any time until the earlier of close of business on the business day prior to the ex-dividend date or our announcement that the distribution will not take place. No adjustment to the ability of a holder of CODES to convert will be made if the holder will otherwise participate in the distribution without conversion.

   In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender CODES for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a CODES into common stock will be changed into a right to convert the CODES into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such CODES immediately prior to the transaction. If the transaction also constitutes a "change of control," as defined below, the holder can require us to repurchase all or a portion of its CODES as described under "--Repurchase of CODES at the Option of Holders--Change of Control Put."

 Conversion Procedures

   Except as provided below, if you convert your CODES into our common stock on any day other than an interest payment date, you will not receive any interest that has accrued on those CODES since the prior interest payment date. By delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the CODES being converted by the conversion price, together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the CODES. That is, accrued and unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited.

   If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued on those CODES, notwithstanding the conversion of CODES prior to the interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender any CODES for conversion, you must pay us an amount equal to the interest that has accrued and that will be paid on the CODES being converted on the interest payment date. The preceding sentence does not apply to CODES that are converted after being called by us for redemption. Accordingly, if we call your CODES for redemption on a date that is after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date you choose to convert your CODES, you will not be required to pay us at the time you surrender your CODES for conversion the amount of interest on the CODES you will receive on the date that has been fixed for redemption. Furthermore, if we call your CODES for redemption on a date that is prior to a record date for an interest payment date, and prior to the redemption date you choose to convert your CODES, you will receive on the date that has been fixed for redemption the amount of interest accrued on the CODES through the redemption date.

   You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

   To convert interests in a global CODES, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert a definitive CODES, you must:

  . complete the conversion notice on the back of the CODES (or a facsimile thereof),

  . deliver the completed conversion notice and the CODES to be converted to the specified office of the conversion agent;

  . pay all funds required, if any, relating to interest on the CODES to be converted to which you are not entitled, as described in the second preceding paragraph; and

  . pay all taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The CODES will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common stock into which the CODES are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.

 Conversion Price Adjustments

   We will adjust the initial conversion price for certain events, including:

  . issuances of our common stock as a dividend or distribution to all holders of our common stock;

  . certain subdivisions and combinations of our common stock;

  . issuances to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock at the time of the announcement of such issuance;

  . distributions to all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets, including securities, but excluding:

    --the rights and warrants referred to in the immediately preceding bullet point,

    --any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph, or

    --any dividends or distributions paid exclusively in cash;

  . distributions consisting exclusively of cash to all holders of our common stock to the extent that those distributions, combined together with:

    --all other all-cash distributions made within the preceding 12 months for which no adjustment has been made, plus

    --any cash and the fair market value of other consideration paid for in any tender offers by us or any of our subsidiaries for our common stock expiring within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization on the record date for that distribution; "market capitalization" is the product of the then current market price of our common stock times the number of shares of our common stock then outstanding; and

  . purchases of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with:

    --any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the tender offer for which no adjustment has been made, plus

    --the aggregate amount of any all-cash distributions referred to in the immediately preceding bullet point to all holders of our common stock within 12 months preceding the expiration of the tender offer for which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of the tender offer.

   We will not make any adjustment if holders of CODES may participate in the transactions described above or in certain other cases. In cases:

  . where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities that are applicable to one share of common stock and are distributed to stockholders equals or exceeds the average trading price of the common stock over a specified period, or

  . in which the average trading price of the common stock over a specified period exceeds the fair market value of the assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion price, the holder of a CODES will be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that the holder would have received if the holder had converted its CODES immediately prior to the record date for determining the shareholders entitled to receive the distribution.

   We will not make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price in effect at that time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made.

   If we:

  . reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

  . consolidate or combine with or merge into or are a party to a binding share exchange with any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive (or the common stock is converted into) stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, then, at the effective time of the transaction the holders of the CODES may convert the CODES into the consideration they would have received if they had converted their CODES immediately prior to the reclassification, change, consolidation, combination, merger, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

   In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

   In the event we elect to make a distribution described in the third or fourth bullet of the first paragraph of this subsection "--Conversion Price Adjustments," which, in the case of the fourth bullet, has a per share value equal to more than 10% of the sale price of our shares of common stock on the day preceding the declaration date for the distribution, we will be required to give notice to the holders of CODES at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the CODES may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of a CODES to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

   If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, you may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "United States Federal Income Tax Consequences."

   To the extent permitted by law, from time to time we may reduce the conversion price of the CODES by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of the reduction. We may also reduce the conversion price, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Optional Redemption by First Data

   Prior to March 1, 2004, the CODES will not be redeemable at our option. Beginning on March 1, 2004, we may redeem the CODES for cash at any time as a whole, or from time to time in part, at a redemption price equal to the principal amount of those CODES plus any accrued and unpaid interest, including contingent interest, on those CODES to the redemption date. We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of CODES. CODES or portions of CODES called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date. If the redemption date is an interest payment date, we will pay the interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the redemption price.

   If we do not redeem all of the CODES, the trustee will select the CODES to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot or on a pro rata basis. If any CODES are to be redeemed in part only, we will issue a new CODES or CODES in principal amount equal to the unredeemed principal portion thereof. If a portion of your CODES is selected for partial redemption and you convert a portion of your CODES, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase of CODES at the Option of Holders

 Optional Put

   On March 1, 2004 and March 1, 2006, holders may require us to repurchase any outstanding CODES for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price equal to the principal amount of those CODES plus any accrued and unpaid interest, including contingent interest, on those CODES to the repurchase date. Holders may submit their CODES for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the third business day prior to the repurchase date.

   We will be required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to repurchase their CODES as described below.

   The repurchase notice given by each holder electing to require us to repurchase CODES shall be given so as to be received by the paying agent no later than the close of business on the third business day prior to the repurchase date and must state:

  . the certificate numbers of the holder's CODES to be delivered for repurchase;

  . the portion of the principal amount of CODES to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

  . that the CODES are to be repurchased by us pursuant to the applicable provisions of the CODES.

   A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

  . the principal amount of CODES being withdrawn;

  . the certificate numbers of the CODES being withdrawn; and

  . the principal amount, if any, of the CODES that remain subject to the repurchase notice.

   In connection with any repurchase, we will:

  . comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  . file Schedule TO or any other required schedule under the Exchange Act.

   Our obligation to pay the purchase price for a CODES for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the CODES, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the CODES to be paid promptly following the later of the repurchase date or the time of delivery of the CODES, together with such endorsements.

   If the paying agent holds money sufficient to pay the purchase price of the CODES for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the CODES will cease to be outstanding and interest on the CODES will cease to accrue, whether or not the CODES are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the CODES.

   Our ability to repurchase CODES may be limited by the terms of our then existing borrowing agreements.

 Change of Control Put

   If a change of control, as described below, occurs, you will have the right to require us to repurchase all of your CODES not previously called for redemption, or any portion of those CODES that is equal to $1,000 principal amount or a whole multiple of $1,000 at a purchase price equal to the principal amount of all CODES you require us to repurchase plus any accrued and unpaid interest on those CODES to the repurchase date. Notwithstanding the foregoing, we may be required to offer to repurchase our other senior debt on a pro rata basis with the CODES, upon a change of control, if similar change of control offers are or will be required by our other senior debt.

   Within 30 days after the occurrence of a change of control, we are required to give you notice of the occurrence of the change of control and of your resulting repurchase right. The repurchase date will be 30 days after the date we give notice of a change of control. To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, written notice to the trustee of your exercise of your repurchase right, together with the CODES with respect to which your right is being exercised. You may withdraw this notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.

   A "change of control" will be deemed to have occurred at such time after the original issuance of the CODES when any of the following has occurred:

  . the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans (except that any of those persons shall be deemed to have beneficial ownership of all securities it has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

  . the first day on which a majority of the members of the board of directors of First Data are not continuing directors; or

  . our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

    --any transaction:

      (1) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

      (2) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; and

    --any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

However, a change of control will be deemed not to have occurred if:

  . the closing sale price per share of our common stock for any five trading days within:

    --the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first bullet point above, or

    --the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the second bullet point above, equals or exceeds 110% of the conversion price of the CODES in effect on each of those five trading days; or

  . at least 90% of the consideration in the transaction or transactions constituting a change of control consists of shares of common stock traded or to be traded immediately following a change of control on a national securities exchange or the Nasdaq National Market, and, as a result of the transaction or transactions, the CODES become convertible into that common stock (and any rights attached thereto).

The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

   Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the CODES. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

   If the paying agent holds money sufficient to pay the purchase price of the CODES which holders have elected to require us to repurchase on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, those CODES will cease to be outstanding and interest on the CODES will cease to accrue, whether or not the CODES are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the CODES.

   The foregoing provisions would not necessarily protect holders of the CODES if highly leveraged or other transactions involving us occur that may affect holders adversely.

   Our ability to repurchase CODES upon the occurrence of a change of control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of our other senior debt that we may incur in the future. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the CODES that might be delivered by holders of CODES seeking to exercise the repurchase right. Any failure by us to repurchase the CODES when required following a change of control would result in an event of default under the indenture. A default may, in turn, cause a default under other senior debt that we may incur in the future.

   We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change of control with respect to the change of control purchase feature of the CODES but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

   The change of control purchase feature of the CODES may in certain circumstances make more difficult or discourage a takeover of our company. The change of control purchase feature, however, is not the result of our knowledge of any specific effort:

  . to accumulate shares of our common stock;

  . to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

  . by management to adopt a series of anti-takeover provisions.

   Instead, the change of control purchase feature is a standard term contained in securities similar to the CODES.

   We may not be able to repurchase CODES at the option of holders upon a change of control if there has occurred and is continuing an event of default with respect to the CODES.

Events of Default

   The events of default in respect of the CODES will be as set forth in the accompanying prospectus under, "Events of Default," and will also include the following:

  . default in our obligation to convert CODES into shares of our common stock upon exercise of a holders' conversion right;

  . default in our obligation to repurchase CODES at the option of holders;
    and

  . default in our obligation to redeem CODES after we have exercised our redemption option.

Modification and Waiver

   We refer you to "Description of Debt Securities--Modification or Waiver" in the accompanying prospectus for a description of the circumstances under which the indenture may be modified or waived. The first supplemental indenture relating to the CODES also prohibits the modification or waiver of the indenture without the consent of each holder of CODES affected, if such modification or waiver would, except as otherwise permitted or contemplated by provisions concerning corporate reorganizations:

  . impair or adversely affect the conversion rights of any holder of a CODES; or

  . adversely affect the right of a holder of a CODES to receive the redemption or purchase price for such CODES.

Calculations in Respect of CODES

   We will be responsible for making many of the calculations called for under the CODES. These calculations include, but are not limited to, determination of the market prices of the CODES and of our common stock and amounts of contingent interest payments, if any, payable on the CODES. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of CODES. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

                             UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

   The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of CODES (and, to the limited extent set forth below, our common stock) as of the date of this prospectus supplement and is based on the advice of Sidley & Austin. Except where noted, this summary deals only with a CODES held as a capital asset by a beneficial owner of CODES (a "Holder") who purchases the CODES on original issue at its public offering price, and it does not deal with special situations. For example, this summary does not address:

  . tax consequences to Holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

  . tax consequences to Holders who own CODES as part of a hedging, constructive sale, conversion, straddle or other risk-reducing transaction;

  . tax consequences to Holders of CODES whose "functional currency" is not the U.S. dollar;

  . tax consequences, if any, under the alternative minimum tax rules; or

  . tax consequences under any state, local or foreign tax law.

   The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

   If a partnership holds the CODES, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the CODES, you are expected to consult your own tax advisors.

   If you are considering the purchase of CODES, you should consult your own tax advisors concerning the United States federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Classification of the CODES

   Under the first supplemental indenture governing the CODES, we will agree, and by acceptance of a beneficial interest in the CODES each Holder of the CODES will be deemed to have agreed, for United States federal income tax purposes, to treat the CODES as indebtedness that is subject to the regulations governing contingent payment debt instruments (the "Contingent Debt Regulations") and, for purposes of the Contingent Payment Regulations, to treat the fair market value of any stock received upon any conversion of the CODES as a contingent payment. The remainder of this discussion assumes that such treatment is correct and does not address any possible differing treatment of the CODES or the receipt of stock. However, the characterization of the CODES and the application of the Contingent Debt Regulations to the CODES is uncertain in several respects, and no rulings have been sought from the Internal Revenue Service with respect to any of the tax consequences discussed below. There is no authority under United States federal income tax law directly addressing the United States federal income tax treatment of instruments such as the CODES. Accordingly, no assurance can be given that the Internal Revenue Service or a court will agree with the treatment described herein. Any treatment different than that described herein could affect the amount, timing, character and treatment of income, gain or loss in respect of an investment in the CODES. In particular, a Holder might be required to accrue interest income at a lower rate, might not recognize income, gain or loss upon conversion of the CODES to common stock, and might recognize capital gain or loss upon a taxable disposition of its CODES. Holders should consult their tax advisors concerning the tax classification of, and the treatment to Holders of, holding the CODES.

United States Holders

   The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a United States Holder of CODES.

   For purposes of this discussion, a United States Holder is a beneficial owner of a CODES who or which is, for United States federal income tax purposes:

  . a citizen or resident of the United States;

  . a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

  . an estate the income of which is subject to United States federal income taxation regardless of its source; or

  . a trust described in Section 7701(a)(30) of the Code (taking into account any applicable transition rules and elections).

 Accrual of Interest

   As stated above under "--Classification of the CODES," we will agree, and by acceptance of a beneficial interest in the CODES each Holder of the CODES will be deemed to have agreed, for United States federal income tax purposes, to treat the CODES as indebtedness that is subject to the Contingent Debt Regulations and, for purposes of the Contingent Payment Regulations, to treat the fair market value of any stock received upon any conversion of the CODES as a contingent payment. In accordance with such treatment, the Contingent Payment Regulations will in general require a United States Holder to accrue interest income on the CODES in the amounts described below, regardless of whether such Holder uses the cash or accrual method of tax accounting. Furthermore, United States Holders will be required to accrue interest based on the rate, as of the initial issue date of the CODES, at which we would issue a fixed rate non-convertible debt instrument with terms and conditions similar to the CODES (the so-called "comparable yield," as discussed more fully below), rather than at a lower rate based on the accruals on the CODES for non-tax purposes. Accordingly, United States Holders will be required to include interest in taxable income in each year in excess of the accruals on the CODES for non-tax purposes and generally in excess of any contingent interest payments received in that year.

   More specifically, you will generally accrue an amount of interest for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the CODES, that equals:

  . the product of the "adjusted issue price" (as defined below) of the CODES as of the beginning of the accrual period; and the "comparable yield" (as referred to above and defined below) of the CODES, adjusted for the length of the accrual period;

  . divided by the number of days in the accrual period; and

  . multiplied by the number of days during the accrual period that you held the CODES.

   The "adjusted issue price" of a CODES will be its original issue price increased by any interest previously accrued under the foregoing rules (determined without regard to any adjustments to interest accruals described below) and decreased by the projected amounts of any payments (in accordance with the projected payment schedule described below) previously made with respect to the CODES. The original issue price of a CODES will be the first price at which a substantial amount of the CODES is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. As referred to above, the "comparable yield" is generally the rate, as of the original issue date of the CODES, at which we would issue a fixed rate non-convertible debt instrument with terms and conditions similar to the CODES. We have determined that the comparable yield of the CODES, based on the annual rate, as of the initial issue date, at which we would issue a fixed rate non-convertible debt instrument with terms and conditions similar to the CODES, is an annual rate of 6.35%, compounded semi-annually. The specific yield, however, is not entirely clear. If our determination of the comparable yield were successfully challenged by the Internal Revenue Service, the redetermined yield could be materially greater or less than the comparable yield determined by us.

   We are required to furnish to the Internal Revenue Service and to you the comparable yield. We are also required to furnish to the Internal Revenue Service and to you, solely for tax purposes, a "projected payment schedule" that includes the non-contingent interest payments on the CODES and estimates the amount and timing of contingent interest payments and payment upon maturity on the CODES, taking into account as a payment the fair market value of any stock that might be paid upon a conversion of a CODES. The projected payment schedule must produce the comparable yield. The comparable yield and projected payment schedule will be included in the first supplemental indenture relating to the CODES, or you may obtain the comparable yield and projected payment schedule by submitting a written request for it to us at the following address:
First Data Corporation, 5660 New Northside Drive, Suite 1400, Atlanta, GA 30238, Attention: Investor Relations. Under the first supplemental indenture governing the CODES, we will agree, and by acceptance of a beneficial interest in the CODES each Holder of the CODES will be deemed to have agreed, for United States federal income tax purposes, to be bound by our determination of the comparable yield and projected payment schedule.

   The comparable yield and the projected payment schedule are not provided for any purpose other than the determination, for United States federal income tax purposes, of your interest income and adjustments thereof in respect of the CODES and do not constitute a representation regarding the actual amount of the payment on a CODES.

 Adjustments to Interest Accruals on the CODES

   If the actual contingent payments made on the CODES (i.e., the contingent interest payments and amounts payable at maturity, taking into account as a payment the fair market value of any stock that might be paid upon a conversion of a CODES) differ from the projected contingent payments, adjustments will be made for the difference. A positive adjustment for a taxable year, which is the net amount by which actual payments in that year exceed the projected payments in that year, will be treated as additional interest income in the current year. For this purpose, the payments in a taxable year include the fair market value of stock or property received in that year. A negative adjustment for a taxable year, which is the net amount by which the projected payments in that year exceed the actual payments in that year, will be treated in the following manner:

  . first, it will reduce the amount of interest required to be accrued in the current year (determined before any adjustment);

  . second, any remaining negative adjustment will be treated as ordinary loss to the extent that, with respect to prior years, your total interest with respect to the CODES exceeds net negative adjustments treated as ordinary loss; and

  . third, any negative adjustments generally will be treated as a regular negative adjustment in the following taxable year.

 Sale, Exchange, Conversion or Redemption

   Upon the sale, exchange, conversion or redemption of a CODES, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the CODES. As noted above, by acceptance of a beneficial interest in the CODES you will be deemed to have agreed, for United States federal income tax purposes, to treat the fair market value of any stock received upon any conversion of the CODES as a contingent payment. Under such treatment, the amount realized by you for purposes of the rule stated above will include, in the case of a conversion, the fair market value of the stock you receive upon conversion. Such gain on a CODES generally will be treated as ordinary interest income. Loss from the disposition of a CODES will be treated as ordinary loss to the extent of your prior interest income on the CODES in excess of negative adjustments treated as ordinary loss. Any loss in excess of that amount will be treated as capital loss.

   Special rules apply in determining the tax basis of a CODES. Your basis in a CODES is generally increased by interest you previously accrued on the CODES (before taking into account any adjustments), and reduced by the projected amount of any payments previously scheduled to be made.

   Under the treatment described above, your tax basis in the common stock received upon conversion of a CODES will equal the then current fair market value of such common stock. Your holding period for our common stock received will commence on the day after conversion.

   Given the uncertain tax treatment of instruments such as CODES, you should contact your tax advisors concerning the tax treatment on a sale, exchange, conversion or redemption of a CODES and the ownership of the common stock.

 Constructive Distributions

   The conversion price of the CODES will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code.

Non-U.S. Holders

   The following is a summary of the United States federal tax consequences that will apply to you if you are a non-U.S. Holder of CODES or shares of common stock. The term "non-U.S. Holder" means a Holder of a CODES that is not a United States Holder.

   Special rules may apply to certain non-U.S. Holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

 Payments Made With Respect to the CODES

   The 30% United States federal withholding tax will not apply to any payment to you of principal or interest (including amounts taken into income under the accrual rules described above under "--United States Holders") on a CODES, provided that:

  . you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

  . you are not a controlled foreign corporation that is related to us through stock ownership;

  . you are not a bank whose receipt of interest (including OID) on a CODES is described in section 881(c)(3)(A) of the Code;

  . our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code; and

  . either you provide your name and address, and certify, under penalties of perjury, that you are a non-U.S. Holder (which certification may be made on an IRS W-8BEN (or successor form)) or you hold your CODES through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable United States Treasury regulations.


   If you cannot satisfy the requirements described above, payments of interest (including amounts taken into income under the accrual rules described above under "--United States Holders") will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN

(or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the CODES is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

   If you are engaged in a trade or business in the United States and interest (including amounts referred to above) on a CODES is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a United States Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest (including amounts referred to above) will be included in the earnings and profits of such foreign corporation.

   For income that you realize on the sale, exchange, conversion or other disposition of a CODES, you will be subject to withholding in certain circumstances unless the conditions described in the bullet points above are satisfied.

   The 30% United States federal withholding tax may not be avoided by satisfying the conditions in the five bullet points set out above to the extent interest on the CODES is adjusted to equal the adjusted interest rate, as described above under "Description of the CODES--Interest Rate Adjustments." In such a case, the interest would likely be described in section 871(h)(4)(A) of the Code and therefore not eligible for the exemption from withholding generally provided under section 871(h) of the Code, to which the five bullet points relate. However, withholding could be reduced or eliminated in the manner described in the paragraph immediately following the five bullet points above.

 Dividends

   Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued upon conversion (see "--United States Holders--Constructive Distributions" above)) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

   A non-U.S. Holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

 Sale, Exchange or Redemption of Shares of Common Stock

   Any gain realized by a non-U.S. Holder upon the sale, exchange, redemption or other disposition of a share of common stock generally will not be subject to United States federal income tax unless:

  . that gain is effectively connected with the conduct of a trade or business in the United States by you;

  . you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  . we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

   An individual non-United States Holder described in the first bullet point above will be subject to United States federal income tax on the net gain derived from the sale. An individual non-U.S. Holder described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. Holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated United States federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

   We believe that we are not and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes.

 United States Federal Estate Tax

   As a general rule, the United States federal estate tax will not apply to CODES owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the United States Treasury regulations) and (2) interest on the CODES would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States. However, shares of common stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

   If you are a United States Holder of CODES, information reporting requirements will generally apply to all payments we make to you and the proceeds from a sale of a CODES or share of common stock made to you, unless you are an exempt recipient such as a corporation. A 31% backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, or a certification of exempt status, or if you fail to report in full interest income.

   If you are a non-U.S. Holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge that you are a United States Holder and you have given us the statement described above under "--Payments, Made with Respect to the CODES."

   In addition, if you are a non-U.S. Holder, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a CODES or share of common stock within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

   Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

   Subject to the terms and conditions of a terms agreement which incorporates by reference the underwriting basic provisions dated February 22, 2001, referred to collectively as the underwriting agreement, Lehman Brothers Inc. and Salomon Smith Barney Inc. have agreed to purchase from us the respective principal amount of CODES shown opposite their names below:

                                                                     Principal
      Underwriters                                                     Amount
      ------------                                                  ------------
      Lehman Brothers Inc.......................................... $498,750,000
      Salomon Smith Barney Inc.....................................   26,250,000
                                                                    ------------
          Total.................................................... $525,000,000
                                                                    ============

   The underwriting agreement provides that the underwriters' obligations to purchase the CODES depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the CODES are purchased by the underwriters under the underwriting agreement, all of the CODES which the underwriters have agreed to purchase under the underwriting agreement, must be purchased.

   The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional CODES. This underwriting fee is the difference between the public offering price and the amount the underwriters pay to us to purchase the CODES from us. The underwriting fee is 1.50% of the public offering price.

                                                               No        Full
                                                            Exercise   Exercise
                                                           ---------- ----------
      Per CODES........................................... $    15.00 $    15.00
      Total............................................... $7,875,000 $9,056,250

   We have been advised by the underwriters that the underwriters propose to offer the CODES directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers (who may include the underwriters) at this public offering price less a concession not in excess of 0.90% of the principal amount of the CODES. The underwriters may allow, and the dealers may reallow, a concession not in excess of 0.01% of the principal amount of the CODES to certain brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that may be required to be made in respect thereof.

   We have granted to the underwriters an option to purchase up to an additional $78,750,000 aggregate principal amount of CODES at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus supplement exercisable solely to cover over-allotments. This option may be exercised at any time until 30 days after the date of the underwriting agreement.

   We have agreed, for a period of 90 days from the date of this prospectus supplement, not to, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for any such shares of common stock or enter into any derivative transaction with similar effect as a sale of common stock, without the prior written consent of Lehman Brothers. The restrictions described in this paragraph do not apply to, among other things, the issuance of common stock as consideration for the acquisition of other entities.

   The CODES will be a new issue of securities with no established trading market. We intend to apply to list the CODES on the NYSE and the underwriters intend to make a market in the CODES, subject to applicable laws and regulations. However, the underwriters are not obligated to do so and may discontinue any market-making at any time in their sole discretion without notice. Accordingly, the underwriters cannot assure the liquidity of the market for CODES.

   In connection with this offering, the underwriters may purchase and sell the CODES and our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater amount of CODES than they are required to purchase from us, and in that case the underwriters may purchase CODES in the open market following completion of the offering to cover all or a portion of their short position.

   The underwriters may also cover all or a portion of any short position in the CODES by exercising the underwriters' over-allotment option referred to above. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the CODES or our common stock while this offering is in progress. In addition, the underwriters may impose penalty bids. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased CODES sold by or for the account of that underwriter in stabilizing or short-covering transactions. Any of the activities by the underwriters described in this paragraph may stabilize, maintain or otherwise affect the market price of the CODES or our common stock. As a result, the price of the CODES or our common stock may be higher than the price that otherwise might exist in the open market. The underwriters may effect these transactions on the NYSE, in the over-the-counter market or otherwise. If these activities are commenced, they may be discontinued by the underwriters at any time without notice.

   The underwriters or their affiliates have from time to time provided investment banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received customary fees, and they may continue to do so in the future.

   This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of the CODES in Canada or any province or territory thereof. Any offer or sale of CODES in Canada will be made only under an exemption from the requirements to file a prospectus and an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

                                 LEGAL MATTERS

   Certain legal matters with respect to the CODES will be passed upon for the company by Thomas A. Rossi, Esq., our Associate General Counsel, and Sidley & Austin, Chicago, Illinois, and for the underwriters by Simpson Thacher & Bartlett, New York, New York. Mr. Rossi is a beneficial owner of our common stock.

PROSPECTUS

                            First Data Corporation

                                  Securities

  First Data Corporation, a Delaware corporation (the "Company" or "FDC"), may offer from time to time (i) unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series, (ii) shares of preferred stock, par value $1.00 per share ("Preferred Stock"), in one or more series, or (iii) shares of common stock, par value $.01 per share ("Common Stock") (the Debt Securities, Preferred Stock and Common Stock are collectively referred to as "Securities"), or any combination of the foregoing, at an aggregate initial public offering price not to exceed $1,000,000,000 (or the equivalent thereof if Debt Securities are denominated in one or more foreign currencies or foreign currency units), at prices and on terms to be determined at or prior to the time of sale.

  Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (as supplemented by any applicable pricing supplement relating thereto, a "Prospectus Supplement"), together with the terms of the offering of the Securities, the initial public offering price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth, among other matters, the following with respect to the particular Securities: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt ("Senior Securities") or subordinated debt ("Subordinated Securities"), authorized denominations, maturity, rate or method of calculation of interest and dates for payment thereof, any conversion, redemption, prepayment or sinking fund provisions, and the currency, currencies or currency units in which principal, premium, if any, or interest, if any, is payable, (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights and
(iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof.

                               ----------------

  THESE SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS  THE
      SECURITIES  AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
        COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS
          PROSPECTUS.  ANY  REPRESENTATION  TO  THE  CONTRARY  IS   A
            CRIMINAL OFFENSE.

                               ----------------

  The Company may sell Securities directly to purchasers or through agents designated from time to time by the Company or to or through underwriters or a group of underwriters which may be managed by one or more underwriters. If any agents of the Company or any underwriters are involved in the sale of Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commission or discount will be set forth in the applicable Prospectus Supplement. The net proceeds to the Company from the sale of Securities will be the initial public offering price of such Securities less such discount, in the case of an offering through an underwriter, or the purchase price of such Securities less such commission, in the case of an offering through an agent, and less, in each case, other expenses of the Company associated with the issuance and distribution of such Securities.

                               ----------------

                 The date of this Prospectus is May 16, 1997.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all information set forth in the Registration Statement and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Securities offered hereby. Such reports, proxy statements, Registration Statement and exhibits and other information omitted from this Prospectus can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Northeast Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. On May 6, 1996, the Company became subject to the electronic filing requirements of the Commission. Accordingly, pursuant to the rules and regulations of the Commission, certain documents, including annual and quarterly reports and proxy statements, filed by the Company with the Commission on and after May 6, 1996 have been or will be electronically filed. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at (http://www.sec.gov). Certain of the Company's securities are listed on the New York Stock Exchange and such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Annual Report of the Company on Form 10-K for the year ended December 31, 1996, the Quarterly Report of the Company on Form 10-Q for the period ended March 31, 1997, the Current Report of the Company on Form 8-K dated January 30, 1997 and the registration statement of the Company on Form 8-A, dated March 24, 1992, are incorporated by reference into this Prospectus. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities contemplated hereby shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

  Copies of the above documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) may be obtained upon written or oral request without charge from the Company, 5660 New Northside Drive, Atlanta, Georgia 30328 (telephone number (770) 857-
7118), Attention: Investor Relations.

                               ----------------

  The following trademarks are mentioned in this Prospectus: "First Data(R)" and "First Data Corporation(R)" are service marks of First Data Corporation.

  The Company is incorporated in Delaware. Its executive offices are located at 401 Hackensack Avenue, 7th Floor, Hackensack, New Jersey 07601 (telephone number (201) 525-4700).

                                  THE COMPANY

  The Company provides high-quality, high-volume information processing and related services including: transaction card issuer services and merchant processing services, payment instruments, investment processing services, check acceptance and guaranty services, health care administration services, receivables management services, in-store banking services, teleservices and imaging, database and other information management services. The Company's information processing facilities are comprised of integrated networks of computer hardware, proprietary software and other telecommunications and operations systems. The Company has data centers which are capable of servicing a wide range of client groups, enabling it to process transactions for thousands of clients in a rapid and cost effective manner and to take advantage of economies-of-scale when adding new clients. The Company regularly considers acquisition opportunities as well as other forms of business combinations and divestitures. Historically, the Company has been involved in numerous transactions of varying magnitudes, for consideration which has included cash or securities (including common stock) or combinations thereof. The Company continues to evaluate and pursue transaction opportunities as they arise. No assurance can be given with respect to the timing, likelihood or the financial or business effect of any possible transaction.

                                USE OF PROCEEDS

  Except as set forth in the Prospectus Supplement for a specific offering of Securities, the net proceeds from the sale of the Securities will be applied by the Company for general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratios of earnings to fixed charges for the Company and its consolidated subsidiaries for the periods indicated. The Company to date has not issued Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios of earnings to fixed charges set forth below.

                               Three Months
                              Ended March 31,     Year Ended December 31,
                              ----------------  ------------------------------
                               1997     1996    1996  1995(a) 1994  1993  1992
                              -------  -------  ----  ------- ----  ----  ----
Ratio of earnings to fixed
 charges.....................    6.35x    5.45x 7.19x  2.03x  6.96x 6.59x 4.25x

  The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated subsidiaries. "Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense and an estimated amount of rental expense that is deemed to be representative of the interest factor.
--------
(a) Includes a merger, integration and impairment charge of $645.7 million relating to the Company's October 27, 1995 merger with First Financial Management Corporation. The pro forma ratio of earnings to fixed charges without this charge would have been 6.00x.

                        DESCRIPTION OF DEBT SECURITIES

  The Senior Securities are to be issued under an indenture dated as of March 26, 1993, as supplemented from time to time (the "Senior Indenture"), between the Company and Norwest Bank Minnesota, National Association, as Trustee, and the Subordinated Securities are to be issued under an indenture dated as of April 1, 1996, as supplemented from time to time (the "Subordinated Indenture"), between the Company and The Bank of New York, as Trustee. The term "Trustee" as used herein shall refer to either Norwest Bank Minnesota, National Association or The Bank of New York, as appropriate, for Senior Securities or Subordinated Securities. The Senior Indenture and the Subordinated Indenture (being referred to herein collectively as the "Indentures" and individually as an "Indenture") are filed as exhibits to the Registration Statement. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the provisions thereof, and are subject to, and are qualified in their entirety by reference to the Indentures, including the definitions of certain terms therein. Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the Indentures. Unless otherwise noted, section references below are to both Indentures.

General

  The Debt Securities will be unsecured obligations of the Company. The indebtedness represented by the Senior Securities will rank on a parity with the Company's other unsecured and unsubordinated indebtedness. The indebtedness represented by the Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company as described under "Subordination" below. The Debt Securities may be issued in one or more series. The particular terms of the Debt Securities being offered (the "Offered Debt Securities"), any modifications of or additions to the general terms of the Debt Securities and any applicable Federal income tax considerations that may be applicable in the case of the Offered Debt Securities will be described in the Prospectus Supplement relating to the Offered Debt Securities. Accordingly, for a description of the terms of the Offered Debt Securities, reference must be made both to the Prospectus Supplement relating thereto and the description of Debt Securities set forth in this Prospectus.

  The Company primarily conducts its operations through its subsidiaries. The rights of the Company and its creditors, including the Holders (as defined below under "Certain Definitions") of the Debt Securities, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization or otherwise will be subject to the prior claims of the subsidiary's creditors except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. Accordingly, the Debt Securities will be effectively subordinated to existing and future liabilities of the Company's subsidiaries.

  Reference is made to the Prospectus Supplement for the terms of any series of Debt Securities being offered, including: (1) the title of such Debt Securities and whether they are Senior Securities or Subordinated Securities;
(2) the aggregate principal amount of such Debt Securities; (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the Maturity (as defined below under "Certain Definitions") thereof; (4) the date or dates on which or periods during which such Debt Securities may be issued, and the date or dates on which the principal of (and premium, if any, on) such Debt Securities will be payable; (5) the rate or rates at which such Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest, if any, shall accrue, the interest payment dates on which such interest will be payable and, in the case of Registered Securities (as defined below under "Certain Definitions"), the regular record dates, if any, for the interest payable on such interest payment dates; (6) the additional offices, if any, where the principal of (and premium, if any) and interest on such Debt Securities shall be payable; (7) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the Holder and the period or periods within which, or the date or dates on which, the prices at which and the terms and conditions upon which such Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (8) the period or periods within which, or the date or dates on which, the price or prices at which, and the terms and conditions upon which such Debt Securities may be redeemed, if any, in whole or in part, at the option of the Company or otherwise; (9) if the coin or currency in which such Debt Securities shall be issuable is U.S. dollars, the denominations of such Debt Securities if other than denominations of $1,000 and any integral multiple thereof; (10) whether such Debt Securities are to be issued as original issue discount securities ("Discount Securities") and the amount of discount at which such Debt Securities may be issued and, if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which shall be payable upon declaration of acceleration of the Maturity thereof upon an Event of Default (as defined below under "Events of Default"); (11) provisions, if any, for the defeasance of such Debt Securities; (12) whether such

Debt Securities are to be issued as Registered Securities or Bearer Securities or both, and, if Bearer Securities are issued, whether any interest coupons appertaining thereto ("Coupons") will be attached thereto; (13) whether provisions for payment of additional amounts or tax redemptions shall apply and, if such provisions shall apply, such provisions; and, if Bearer Securities of such series are to be issued, the applicable procedures and certificates relating to the exchange of temporary Global Securities for definitive Bearer Securities; (14) if other than U.S. dollars, the currency, currencies or currency units (the term "currency" as used herein will include currency units) in which such Debt Securities shall be denominated or in which payment of the principal of (and premium, if any) and interest on such Debt Securities may be made; (15) if the principal of (and premium, if any) or interest on such Debt Securities are to be payable, at the election of the Company or a Holder thereof, in a currency other than that in which such Debt Securities are denominated or payable without such election, the period or periods within which and the terms and conditions upon which, such election may be made; (16) the date as of which such Debt Securities shall be dated;
(17) if the amount of payments of principal of (and premium, if any) or interest on such Debt Securities may be determined with reference to an index, the manner in which such amounts shall be determined; (18) if such Debt Securities are denominated or payable in a foreign currency, any other terms concerning the payment of principal of (and premium, if any) or any interest on such Debt Securities; (19) any addition to, or modification or deletion of, any Events of Default or covenants provided for with respect to such Debt Securities; (20) whether such Debt Securities shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the depositary or any common depositary for such Global Securities; and if such Debt Securities are issuable only as Registered Securities, the manner in which and the circumstances under which Global Securities representing such Debt Securities may be exchanged for Registered Securities in definitive form;
(21) if such Debt Securities are Subordinated Securities, whether they will be convertible into shares of Common Stock and, if so, the terms and conditions, which may be in addition to or in lieu of the provisions contained in the Subordinated Indenture, upon which such Debt Securities will be so convertible; and (22) any other terms not inconsistent with the applicable Indenture. (Section 3.01)

  Each Indenture provides that the aggregate principal amount of Debt Securities that may be issued thereunder is unlimited. The Debt Securities may be issued in one or more series thereunder, in each case as authorized from time to time by the Board of Directors of the Company, or any committee thereof or any duly authorized officers. (Section 3.01)

  In the event that Discount Securities are issued, the Federal income tax consequences and other special considerations applicable to such Discount Securities will be described in the Prospectus Supplement relating thereto.

  The general provisions of the Indentures do not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company. However, the general provisions of the Senior Indenture do provide that neither the Company nor any Subsidiary (as defined below under "Certain Definitions") may subject certain of its property or assets to any mortgage or other encumbrance unless the Debt Securities issued under the Senior Indenture are secured equally and ratably with or prior to such other indebtedness thereby secured. See "Certain Covenants of Senior Securities" below. Reference is made to the Prospectus Supplement related to the Offered Debt Securities for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of covenants or other provisions providing event risk or similar protection.

  All of the Debt Securities of a series need not be issued at the same time, and may vary as to interest rate, maturity and other provisions and unless otherwise provided, a series may be reopened for issuance of additional Debt Securities of such series. (Section 3.01)

Denominations, Exchange, Registration and Transfer

  Unless otherwise specified in the Prospectus Supplement, the Debt Securities of any series shall be issuable only as Registered Securities in denominations of $1,000 and any integral multiple thereof and shall be payable only in U.S. dollars. (Section 3.02) The Indentures also provide that Debt Securities of a series may be issuable in global form. See "Book-Entry Debt Securities." Unless otherwise indicated in the Prospectus Supplement, Bearer Securities will have Coupons attached. (Section 2.01)

  Registered Securities of any series will be exchangeable for other Registered Securities of the same series of like aggregate principal amount and of like Stated Maturity (as defined below under "Certain Definitions") and with like terms and conditions. If so provided in the Prospectus Supplement, at the option of the Holder thereof, to the extent permitted by law, any Bearer Security of any series which by its terms is registrable as to principal and interest may be exchanged for a Registered Security of such series of like aggregate principal amount and of a like Stated Maturity and with like terms and conditions, upon surrender of such Bearer Security at the corporate trust office of the applicable Trustee or at any other office or agency of the Company designated for the purpose of making any such exchanges. Subject to certain exceptions, any Bearer Security issued with Coupons surrendered for exchange must be surrendered with all unmatured Coupons and any matured Coupons in default attached thereto. (Section 3.05)

  Notwithstanding the foregoing, the exchange of Bearer Securities for Registered Securities will be subject to the provisions of United States income tax laws and regulations applicable to Debt Securities in effect at the time of such exchange. (Section 3.05)

  Except as otherwise specified in the Prospectus Supplement, in no event may Registered Securities, including Registered Securities received in exchange for Bearer Securities, be exchanged for Bearer Securities. (Section 3.05)

  Upon surrender for registration of transfer of any Registered Security of any series at the office or agency of the Company maintained for such purpose, the Company shall execute, and the applicable Trustee shall authenticate and deliver, in the name of the designated transferee, one or more new Registered Securities of the same series of like aggregate principal amount of such denominations as are authorized for Registered Securities of such series and of a like Stated Maturity and with like terms and conditions. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

  The Company shall not be required (i) to register, transfer or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the transmission of a notice of redemption of Debt Securities of such series selected for redemption and ending at the close of business on the day of such transmission, or (ii) to register, transfer or exchange any Debt Security so selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (Section 3.05)

Certain Covenants of Senior Securities

  The Senior Indenture contains, among other things, the following covenants:

  Limitation Upon Mortgages and Liens. Neither the Company nor a Subsidiary may create or assume, except in favor of the Company or a Wholly-Owned Subsidiary (as defined below under "Certain Definitions"), any mortgage, pledge, lien or encumbrance upon any Principal Facility (as defined below under "Certain Definitions") or any stock of any Subsidiary or indebtedness of any Subsidiary to the Company or any other Subsidiary without equally and ratably securing the Outstanding Senior Securities. This limitation will not apply to certain permitted encumbrances as described in the Senior Indenture, including (a) purchase money mortgages entered into within specified time limits; (b) liens extending, renewing or refunding any liens permitted by clause (a) of this covenant; (c) liens existing on acquired property; (d) certain tax, materialmen's, mechanics' and judgment liens, certain liens arising by operation of law and certain other similar liens; (e) liens in connection with certain government contracts; (f) certain mortgages, pledges, liens or encumbrances in favor of any state or local government or governmental agency in connection with certain tax-exempt financings; (g) liens to secure the cost of construction or improvement of any property entered into within specified time limits; and (h) mortgages, pledges, liens and encumbrances not otherwise permitted if the sum of the indebtedness thereby secured plus the aggregate sales price of property involved in sale and lease back transactions referred to in clause (a) under "--Limitation Upon Sale and Leaseback Transactions" below does not exceed the greater of $50,000,000 or 10% of Consolidated Stockholders' Equity (as defined below under "Certain Definitions"). (Section 12.07 of the Senior Indenture)

  Limitation Upon Sale and Leaseback Transactions. The Company and any Subsidiary will be prohibited from selling any Principal Facility owned on the date of the Senior Indenture with the intention of taking back a lease thereof, other than a temporary lease (a lease of not more than 36 months) with the intent that the use of the property by the Company or such Subsidiary will be discontinued at or before the expiration of such period, unless (a) the sum of the sale price of property involved in sale and leaseback transactions not otherwise permitted plus all indebtedness secured by mortgages, pledges, liens and encumbrances referred to in clause (g) under "-- Limitation Upon Mortgages and Liens" above does not exceed the greater of $50,000,000 or 10% of Consolidated Stockholders' Equity; or (b) the greater of the net proceeds of such sale or the fair market value of such Principal Facility (which may be conclusively determined by the Board of Directors of the Company) are applied within 120 days to the optional retirement of Outstanding Senior Securities or to the optional retirement of other Funded Debt (as defined below under "Certain Definitions") of the Company ranking on a parity with the Senior Securities. (Section 12.08 of the Senior Indenture)

  In addition, unless otherwise specified in the applicable Prospectus Supplement, the Senior Securities of each series will contain the following covenant:

  Limitation on Indebtedness of Restricted Subsidiaries. No Restricted Subsidiary (as defined below under "Certain Definitions") will create, incur, assume or guarantee any Indebtedness (as defined below under "Certain Definitions") unless immediately thereafter the aggregate amount of all Indebtedness of Restricted Subsidiaries (excluding Indebtedness owed to the Company or a Restricted Subsidiary, including any renewal or replacement thereof) and the discounted present value of all net rentals payable under leases covered by the covenant entitled "Limitation Upon Sale and Leaseback Transactions" (and not expressly excluded therefrom) would not exceed 15% of Consolidated Stockholders' Equity; provided, however, that, solely for purposes of this covenant, Indebtedness shall not include indebtedness incurred in connection with overdraft or similar facilities related to settlement, clearing and related activities by a Restricted Subsidiary in the ordinary course of business consistent with past practice to the extent that such indebtedness remains outstanding for a period not to exceed 72 hours; and provided, further, that any indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary or other entity or (ii) assumed by the Company or a Subsidiary in connection with the acquisition of all or a portion of the business of such Person, shall not be deemed to be Indebtedness created, incurred, assumed or guaranteed by a Restricted Subsidiary or otherwise deemed to be Indebtedness of a Restricted Subsidiary for the purposes of this covenant.

Events of Default

  Under the Indentures, "Event of Default" with respect to the Debt Securities of any series means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (1) default in the payment of any interest upon any Debt Security or any payment with respect to the Coupons, if any, of such series when it becomes due and payable, and continuance of such default for a period of 30 days; (2) default in the payment of the principal of (and premium, if any, on) any Debt Security of such series at its Maturity; (3) default in the deposit of any sinking fund payment, when and as due by the terms of a Debt Security of such series; (4) default in the performance, or breach of any covenant or warranty in the applicable Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the applicable Indenture specifically dealt with or which expressly has been included in the applicable Indenture solely for the benefit of Debt Securities of a series other than such series), and continuance of such default or breach for a period of 60 days after there has been given to the Company by the applicable Trustee or to the Company and the applicable

Trustee by the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, a written notice specifying such default or breach and requiring it to be remedied; (5) in the case of the Senior Indenture, default (i) in the payment of any scheduled principal of or interest on any Indebtedness of the Company or any Subsidiary of the Company (other than Senior Securities of such series), aggregating more than $10,000,000 in principal amount, when due after giving effect to any applicable grace period or (ii) in the performance of any other term or provision of any Indebtedness of the Company or any Subsidiary of the Company (other than Senior Securities of such series) in excess of $10,000,000 principal amount that results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged, within a period of 15 days after there has been given to the Company by the applicable Trustee or to the Company and the applicable Trustee by the Holders of at least 25% in principal amount of the Outstanding Senior Securities of such series, a written notice specifying such default or defaults; (6) in the case of the Subordinated Indenture, default (i) in the payment of any scheduled principal of or interest on any Indebtedness of the Company or any Subsidiary of the Company (other than Subordinated Securities of such series), aggregating more than $10,000,000 in principal amount at the final stated maturity thereof, or (ii) in the performance of any term or provision of any Indebtedness of the Company or any Subsidiary of the Company (other than Subordinated Securities of such series) in excess of $10,000,000 principal amount, including, without limitation, the payment of any principal of or interest on such Indebtedness when due after giving effect to any applicable grace period, that results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged, within a period of 15 days after there has been given to the Company by the applicable Trustee or to the Company and the applicable Trustee by the Holders of at least 25% in principal amount of the Outstanding Subordinated Securities of such series, a written notice specifying such default or defaults; (7) in the case of the Senior Indenture, the entry against the Company or any Subsidiary of the Company of one or more judgments, decrees or orders by a court from which no appeal may be or is taken for the payment of money, either individually or in the aggregate, in excess of $10,000,000, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 45 consecutive days after the amount thereof is due without a stay of execution; (8) certain events of bankruptcy, insolvency or reorganization with respect to the Company; or (9) any other Event of Default provided with respect to Debt Securities of that series pursuant to the applicable Indenture. (Section 5.01)

  Each Indenture requires the Company to file with the applicable Trustee, annually, an officer's certificate as to the Company's compliance with all conditions and covenants under the applicable Indenture. (Section 12.02) Each Indenture provides that the applicable Trustee may withhold notice to the Holders of a series of Debt Securities of any default (except payment defaults on such Debt Securities) if it considers such withholding to be in the interest of the Holders of such series of Debt Securities to do so. (Section 6.02)

  If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every case the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series may declare the principal amount (or, if any Debt Securities of such series are Discount Securities, such portion of the principal amount of such Discount Securities as may be specified in the terms of such Discount Securities) of all the Debt Securities of such series to be due and payable immediately, by a notice in writing to the Company (and to the applicable Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. Upon payment of such amount in the currency in which such Debt Securities are denominated (except as otherwise provided in the applicable Indenture or the Prospectus Supplement), all obligations of the Company in respect of the payment of principal of the Debt Securities of such series shall terminate. (Section 5.02)

  Subject to the provisions of each Indenture relating to the duties of the applicable Trustee, in case an Event of Default with respect to Debt Securities of a particular series shall occur and be continuing, the applicable Trustee shall be under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of any of the Holders of Debt Securities of that series, unless such Holders shall have offered to the applicable Trustee reasonable indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 6.03) Subject to such provisions for the indemnification of the applicable Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee under such Indenture, or exercising any trust or power conferred on the applicable Trustee with respect to the Debt Securities of that series. (Section 5.12)

  At any time after such a declaration of acceleration with respect to Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the applicable Trustee as provided in the Indentures, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series, by written notice to the Company and the applicable Trustee, may rescind and annul such declaration and its consequences if (1) the Company has paid or deposited with the applicable Trustee a sum in the currency in which such Debt Securities are denominated (except as otherwise provided in the applicable Indenture or the Prospectus Supplement) sufficient to pay (A) all overdue installments of interest on all Debt Securities or all overdue payments with respect to any Coupons of such series; (B) the principal of (and premium, if any, on) any Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities; (C) to the extent that payment of such interest is lawful, interest upon overdue installments of interest on each Debt Security of such series or upon overdue payments on any Coupons of such series at a rate established for such series; and (D) all sums paid or advanced by the applicable Trustee and the reasonable compensation, expenses, disbursements and advances of the applicable Trustee, its agents and counsel; and (2) all Events of Default with respect to Debt Securities of such series, other than the nonpayment of the principal of Debt Securities of such series which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indentures. No such rescission and waiver will affect any subsequent default or impair any right consequent thereon. (Section 5.02)

Merger or Consolidation

  Each Indenture provides that the Company may not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (1) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (the "successor corporation") is a corporation organized and existing under the laws of the United States or any State or the District of Columbia and expressly assumes by a supplemental indenture the due and punctual payment of the principal of (and premium, if any) and interest on all the Debt Securities and the performance of every covenant of the Indentures on the part of the Company to be performed or observed; (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; (3) in the case of the Senior Indenture, if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not otherwise be permitted by the Senior Indenture without making effective provision whereby the Outstanding Senior Securities and any other indebtedness of the Company then entitled thereto will be equally and ratably secured with any and all indebtedness and obligations secured thereby, the Company or such successor corporation or Person, as the case may be, will take such steps as will be necessary effectively to secure all Senior Securities equally and ratably with (or prior to) all indebtedness secured thereby; and (4) the Company has delivered to the applicable Trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with the applicable Indenture provisions and that all conditions precedent therein provided for relating to such transaction have been complied with. (Section 10.01)

Modification or Waiver

  Without the consent of any Holders, the Company and the applicable Trustee, at any time and from time to time, may modify the applicable Indenture for any of the following purposes: (1) to evidence the succession of another corporation to the Company and the assumption by such successor of the covenants of the Company in the Indentures and in the Debt Securities; (2) to add to the covenants of the Company, for the benefit of the Holders of all or any series of Debt Securities and the Coupons, if any, appertaining thereto (and if such covenants are to be for the benefit of less than all series, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power conferred in the Indentures upon the Company; (3) to add any additional Events of Default (and if such Events of Default are to be applicable to less than all series, stating that such Events of Default are expressly being included solely to be applicable to such series); (4) to add or change any of the provisions of the applicable Indenture to such extent as shall be necessary to permit or facilitate the issuance of Debt Securities of any series in bearer form, registrable or not registrable, and with or without Coupons, to permit Bearer Securities to be issued in exchange for Registered Securities, to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit the issuance of Debt Securities of any series in uncertificated form, provided that any such action shall not adversely affect the interests of the Holders of Debt Securities of any series or any related Coupons in any material respect; (5) to change or eliminate any of the provisions of the applicable Indenture, provided that any such change or elimination will become effective only when there is no Outstanding Debt Security or Coupon of any series created prior to such modification which is entitled to the benefit of such provision and as to which such modification would apply; (6) to secure the Debt Securities; (7) to supplement any of the provisions of the applicable Indenture to such extent as is necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided that any such action shall not adversely affect the interests of the Holders of Debt Securities of such series or any other series of Debt Securities or any related Coupons in any material respect; (8) to establish the form or terms of Debt Securities and Coupons, if any, of any series as permitted by the applicable Indenture; (9) to evidence and provide for the acceptance of appointment thereunder by a successor Trustee with respect to one or more series of Debt Securities and to add to or change any of the provisions of the Indentures as is necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; or (10) to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the applicable Indenture which will not be inconsistent with any provision of the applicable Indenture; provided such other provisions shall not adversely affect the interests of the Holders of Outstanding Debt Securities or Coupons, if any, of any series created prior to such modification in any material respect. (Section 11.01)

  With the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification voting separately, the Company and the applicable Trustee may modify the applicable Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the applicable Indenture or of modifying in any manner the rights of the Holders under the applicable Indenture of such Debt Securities; provided, however, that no such modification may, without the consent of the Holder of each Outstanding Debt Security of each such series affected thereby, (1) change the Stated Maturity of the principal of, or any installment of interest on, any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or change the Stated Maturity of or reduce the amount of any payment to be made with respect to any Coupon, or change the currency or currencies in which the principal of (and premium, if any) or interest on such Debt Security is denominated or payable, or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof, or adversely affect the right of repayment or repurchase, if any, at the option of the Holder, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions for any Debt Security, or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or limit the obligation of the Company to maintain a paying agency outside the United States for payments on Bearer Securities, or adversely affect the right to convert any Subordinated

Security into shares of Common Stock as may be set forth in the Prospectus Supplement; (2) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required for any supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indentures or certain defaults thereunder and their consequences provided for in the Indentures; (3) modify any of the provisions of the applicable Indenture relating to modifications and waivers of defaults and covenants, except to increase any such percentage or to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Debt Security of each series affected thereby; or (4) in the case of the Subordinated Indenture, modify any of the provisions relating to the subordination of the Subordinated Securities in a manner adverse to the Holders thereof. (Section 11.02)

  A modification which changes or eliminates any covenant or other provision of the applicable Indenture with respect to one or more particular series of Debt Securities and Coupons, if any, or which modifies the rights of the Holders of Debt Securities and Coupons of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the applicable Indenture of the Holders of Debt Securities and Coupons, if any, of any other series. (Section 11.02)

  In the case of the Subordinated Indenture, no modification may adversely affect the rights of any holder of Senior Indebtedness under the subordination provisions of the Subordinated Indenture without the consent of such holder. (Section 11.08 of the Subordinated Indenture)

  The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of any such series waive any past default under the applicable Indenture with respect to such series and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series, or in the payment of any sinking fund installment or analogous obligation with respect to the Debt Securities of such series; or (2) in respect of a covenant or provision hereof which pursuant to the second paragraph under "Modification or Waiver" cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. Upon any such waiver, such default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, for every purpose of the Debt Securities of such series under the applicable Indenture, but no such waiver will extend to any subsequent or other default or impair any right consequent thereon. (Section 5.13)

  The Company may omit in any particular instance to comply with certain covenants in the Indentures (including, if so specified in the Prospectus Supplement, any covenant not set forth in the Indentures but specified in the Prospectus Supplement to be applicable to the Debt Securities of any series, except as otherwise provided in the Prospectus Supplement, and in the case of the Senior Indenture, the covenants relating to the limitation upon mortgages and liens, the limitation upon sale and leaseback transactions and the limitation on indebtedness of Restricted Subsidiaries) with respect to the Debt Securities of any series if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Debt Securities of such series either waive such compliance in such instance or generally waive compliance with such provisions, but no such waiver may extend to or affect any term, provision or condition except to the extent expressly so waived, and, until such waiver becomes effective, the obligations of the Company and the duties of the applicable Trustee in respect of any such provision will remain in full force and effect. (Section 12.09)

Subordination

  Upon any distribution of assets of the Company upon the dissolution, winding up, liquidation or reorganization of the Company, the payment of the principal of (and premium, if any) and interest on the Subordinated Securities will be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness (as defined below under "Certain Definitions"), including Senior Securities (Sections
16.01 and 16.02 of the Subordinated Indenture), but the obligation of the Company to make payment of principal (and premium, if any) or interest on the Subordinated Securities will not otherwise be affected. (Section 16.02 of the Subordinated Indenture) No payment on account of principal (or premium, if any), sinking fund or interest may be made on the Subordinated Securities at any time when there is a default in the payment of principal, premium, if any, sinking fund or interest on Senior Indebtedness. (Section 16.03 of the Subordinated Indenture) In the event that, notwithstanding the foregoing, any payment by the Company described in the foregoing sentence is received by the Trustee under the Subordinated Indenture or the Holders of any of the Subordinated Securities before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Subject to payment in full of Senior Indebtedness, the Holders of the Subordinated Securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of such Senior Indebtedness out of the distributive share of the Subordinated Securities. (Section 16.02 of the Subordinated Indenture)

  By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of the Subordinated Securities. The Subordinated Indenture provides that the subordination provisions thereof shall not apply to money and securities held in trusts pursuant to the satisfaction and discharge and the legal defeasance provisions of the Subordinated Indenture. (Sections 4.02 and 15.02 of the Subordinated Indenture)

  If this Prospectus is being delivered in connection with the offering of a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

Discharge, Legal Defeasance and Covenant Defeasance

  The applicable Indenture with respect to the Debt Securities of any series may be discharged, subject to certain terms and conditions, when (1) either
(A) all Debt Securities and the Coupons, if any, of such series have been delivered to the applicable Trustee for cancellation, or (B) all Debt Securities and the Coupons, if any, of such series not theretofore delivered to the applicable Trustee for cancellation (i) have become due and payable,
(ii) will become due and payable at their Stated Maturity within one year, or
(iii) are to be called for redemption within one year under arrangements satisfactory to the applicable Trustee for the giving of notice by the applicable Trustee, and the Company, in the case of (i), (ii) or (iii) of subclause (B), has irrevocably deposited or caused to be deposited with the applicable Trustee as trust funds in trust for such purpose an amount in the currency in which such Debt Securities are denominated sufficient to pay and discharge the entire indebtedness on such Debt Securities for principal (and premium, if any) and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; provided, however, in the event a petition for relief under any applicable Federal or state bankruptcy, insolvency or other similar law is filed with respect to the Company within 91 days after the deposit and the applicable Trustee is required to return the deposited money to the Company, the obligations of the Company under the applicable Indenture with respect to such Debt Securities will not be deemed terminated or discharged; (2) the Company has paid or caused to be paid all other sums payable under the applicable Indenture by the Company; (3) the Company has delivered to the applicable Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent therein provided relating to the satisfaction and discharge of the applicable Indenture with respect to such series have been complied with; and (4) the Company has delivered to the applicable Trustee an opinion of counsel or a ruling of the Internal Revenue Service to the effect that Holders of the Debt Securities of the series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge. (Section 4.01)

  If provision is made for the defeasance of Debt Securities of a series, and if the Debt Securities of such series are Registered Securities and denominated and payable only in U.S. dollars, then the provisions of each Indenture relating to defeasance shall be applicable except as otherwise specified in the Prospectus Supplement for Debt Securities of such series. Defeasance provisions, if any, for Debt Securities denominated in a foreign currency or currencies or for Bearer Securities may be specified in the Prospectus Supplement. (Section 15.01)

  At the Company's option, either (a) the Company shall be deemed to have been Discharged (as defined below under "Certain Definitions") from its obligations with respect to Debt Securities of any series ("legal defeasance option") or
(b) the Company shall cease to be under any obligation to comply with certain provisions of the Indentures relating to mergers and consolidations of the Company, and in the case of the Senior Indenture, the provisions relating to limitations upon mortgages and liens, limitations upon sale and leaseback transactions and the limitation on indebtedness of Restricted Subsidiaries, with respect to Debt Securities of any series (and, if so specified, any other obligation of the Company or restrictive covenant added for the benefit of such series) ("covenant defeasance option") at any time after the applicable conditions set forth below have been satisfied: (1) the Company shall have deposited or caused to be deposited irrevocably with the applicable Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Debt Securities of such series
(i) money in an amount, or (ii) U.S. Government Obligations (as defined below under "Certain Definitions") which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or
(iii) a combination of (i) and (ii), sufficient, in the opinion (with respect to (i) and (ii)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable Trustee, to pay and discharge each installment of principal (including any mandatory sinking fund payments) of and premium, if any, and interest on, the Outstanding Debt Securities of such series on the dates such installments of interest or principal and premium are due; (2) such deposit shall not cause the applicable Trustee with respect to the Debt Securities of that series to have a conflicting interest with respect to the Debt Securities of any series; (3) such deposit will not result in a breach or violation of, or constitute a default under, the applicable Indenture or any other agreement or instrument to which the Company is a party or by which it is bound; (4) if the Debt Securities of such series are then listed on any national securities exchange, the Company shall have delivered to the applicable Trustee an opinion of counsel or a letter or other document from such exchange to the effect that the Company's exercise of its legal defeasance option or the covenant defeasance option, as the case may be, would not cause such Debt Securities to be delisted; (5) no Event of Default or event (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the Debt Securities of such series shall have occurred and be continuing on the date of such deposit and, with respect to the legal defeasance option only, no Event of Default under the provisions of the Indentures relating to certain events of bankruptcy or insolvency or event which with the giving of notice or lapse of time, or both, would become an Event of Default under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and (6) the Company shall have delivered to the applicable Trustee an opinion of counsel or a ruling of the Internal Revenue Service to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance or Discharge. Notwithstanding the foregoing, if the Company exercises its covenant defeasance option and an Event of Default under the provisions of the Indentures relating to certain events of bankruptcy or insolvency or event which with the giving of notice or lapse of time, or both, would become an Event of Default under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, the obligations of the Company referred to under the definition of covenant defeasance option with respect to such Debt Securities shall be reinstated. (Section 15.02)

Payment and Paying Agents

  If Debt Securities of a series are issuable only as Registered Securities, the Company will maintain in each Place of Payment for such Debt Securities an office or agency where such Debt Securities may be presented or surrendered for payment, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served. If Debt Securities of a series are issuable as Bearer Securities, the Company will maintain (A) in the Borough of Manhattan, The City and State of New York, or, in the case of the Senior Indenture, in Minneapolis, Minnesota, an office or agency where any Registered Securities of such series may be presented or surrendered for payment, where any Registered Securities of such series may be surrendered for registration of transfer, where Debt Securities of such series may be surrendered for exchange, where notices and demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served and where Bearer Securities of such series and related Coupons may be presented or surrendered for payment in the circumstances described in the following paragraph (and not otherwise), (B) subject to any laws or regulations applicable thereto, in a Place of Payment for such series which is located outside the United States, an office or agency where such Debt Securities and related Coupons may be presented and surrendered for payment (including payment of any additional amounts payable on such Debt Securities, if so provided in such series); provided, however, that if such Debt Securities are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent for such Debt Securities in London, Luxembourg or any other required city located outside the United States, as the case may be, so long as such Debt Securities are listed on such exchange, and (C) subject to any laws or regulations applicable thereto, in a Place of Payment for such Debt Securities located outside the United States an office or agency where any Registered Securities of such series may be surrendered for registration of transfer, where such Debt Securities may be surrendered for exchange and where notices and demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served. The Company will give prompt written notice to the applicable Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the applicable Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the applicable Trustee (in the case of Registered Securities) and at the principal London office of the applicable Trustee (in the case of Bearer Securities), and the Company has appointed the applicable Trustee as its agent to receive all presentations, surrenders, notices and demands. (Section 12.03)

  No payment of principal, premium or interest on Bearer Securities shall be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that, if the Debt Securities of a series are denominated and payable in U.S. dollars, payment of principal of and any premium and interest on such Debt Securities, if so provided in the Prospectus Supplement shall be made at the office of the Company's Paying Agent in the Borough of Manhattan, the City and State of New York, or, in the case of the Senior Indenture, in Minneapolis, Minnesota, if (but only if) payment in U.S. dollars of the full amount of such principal, premium, interest or additional amounts, as the case may be, at all offices or agencies outside the United States maintained for the purpose by the Company in accordance with the applicable Indenture is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 12.03)

Book-Entry Debt Securities

  The Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form (each a "Global Security"). Payments of principal of (premium, if any) and interest on Debt Securities represented by a Global Security will be made by the Company to the applicable Trustee and then by such Trustee to the depositary.

  The Company anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depositary arrangements with respect to any such Global Securities. Additional or differing terms of the depositary arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of Global Securities.

  So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security.

  If DTC is at any time unwilling or unable to continue as depositary, or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in certificated form in exchange for the Global Securities. In addition, the Company may at any time, and in its sole discretion, determine not to have any Debt Securities represented by one or more Global Securities and, in such event, will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities. If Registered Securities of any series shall have been issued in the form of one or more Global Securities and if an Event of Default with respect to the Debt Securities of such series shall have occurred and be continuing, the Company will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities.

  The following is based on information furnished by DTC:

  DTC will act as securities depositary for Debt Securities represented by one or more Global Securities. The Debt Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Global Security will be issued for each issue of the Debt Securities, each in an aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds the maximum principal amount (if any) permitted by DTC, one Global Security will be issued with respect to such maximum principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Debt Securities represented by one or more Global Securities under DTC's system must be made by or through Direct Participants, which will receive a credit for the Global Securities on DTC's records. The ownership interest of each beneficial owner of each Global Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner will not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of such transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into such transaction. Transfers of ownership interests in Global Securities are to be accomplished by entries made on the books of Participants acting on behalf of the Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for one or more Global Securities is discontinued.

  To facilitate subsequent transfers, all Global Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Global Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

  Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities. Under its usual procedures, DTC will mail (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal and interest payments on the Global Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  A Beneficial Owner shall give notice to elect to have its Global Securities purchased or tendered, through its Participant, to the Paying Agent, and shall effect delivery of such Global Securities by causing the Direct Participant to transfer the Participant's interest in the Global Securities, on DTC's records, to the Paying Agent. The requirement for physical delivery of Global Securities in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the Global Securities are transferred by Direct Participants on DTC's records.

  DTC may discontinue providing its services as securities depositary with respect to the Debt Securities at any time by giving reasonable notice to the Company or the Agents. Under such circumstances, in the event that a successor securities depositary is not appointed within 90 days, certificates representing Debt Securities will be printed and delivered in exchange for the Debt Securities represented by the Global Securities held by DTC.

  The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates representing Debt Securities will be printed and delivered in exchange for the Debt Securities represented by the Global Securities held by DTC.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  None of the Company, any underwriter or agent, the applicable Trustee, any applicable Paying Agent or the registrar of any Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Conversion Rights

  The terms and conditions, if any, on which Subordinated Securities being offered are convertible into Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the Holder or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Subordinated Securities.

The Trustees under the Indentures

  Norwest Bank Minnesota, National Association and The Bank of New York are two of a number of banks with which the Company maintains ordinary banking relationships and from which the Company has obtained credit facilities and lines of credit.

Certain Definitions

  Set forth below is a summary of certain defined terms as used in the applicable Indenture. Reference is made to the applicable Indenture for the full definition of all such terms.

  "Consolidated Stockholders' Equity," at any time, means the total stockholders' equity of the Company and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recently completed fiscal quarter of the Company for which financial information is then available. (Section 1.01 of the Senior Indenture)

  "Bearer Security" means any Debt Security (with or without Coupons), which is payable to bearer and title to which passes by delivery only, but does not include any coupons. (Section 1.01)

  "Discharged" means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Debt Securities of such series and to have satisfied all the obligations under the applicable Indenture relating to the Debt Securities of such series, except (i) the rights of Holders of Debt Securities of such series to receive, from the trust fund described under "Discharge, Legal Defeasance and Covenant Defeasance" above, payment of the principal of (and premium, if any) and interest on such Debt Securities when such payments are due; (ii) the Company's obligations with respect to the Debt Securities of such series under the provisions relating to exchanges, transfers and replacement of Debt Securities, the maintenance of an office or agency of the Company and the defeasance trust fund; and (iii) the rights, powers, trusts, duties and immunities of the applicable Trustee thereunder. (Section 15.02)

  "Funded Debt" means any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed which would, in accordance with generally accepted accounting practice, be classified as long-term debt, but in any event including all indebtedness for money borrowed, whether secured or unsecured, maturing more than one year or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities). (Section 1.01 of the Senior Indenture)

  "Holder" means, with respect to a Registered Security, the Person in whose name a Registered Security is registered in the Security Register, and with respect to a Bearer Security or a Coupon, the bearer thereof. (Section 1.01)

  "Indebtedness" means (i) any liability of any Person (a) for borrowed money, or (b) evidenced by a bond, note, debenture or similar instrument (including purchase money obligations but excluding trade payables), or (c) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with generally accepted accounting principles, or (d) preferred or preference stock of a Subsidiary of the Company held by Persons other than the Company or a Subsidiary of the Company;
(ii) any liability of others described in the preceding clause (i) that the Person has guaranteed, that is recourse to such Person or that is otherwise its legal liability; and (iii) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) and (ii) above; provided, however, that "Indebtedness" shall not include any liabilities of the kind included opposite the caption "Liabilities relating to TRS financial instruments sold" on the Company's audited consolidated balance sheet. (Section 1.01) These liabilities are currently included opposite the caption "Settlement Obligations" on the Company's consolidated balance sheet.

  "Maturity" when used with respect to any Debt Security means the date on which the principal of a Debt Security or an installment of principal becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption, repayment at the option of the Holder or otherwise. (Section 1.01)

  "Outstanding" when used with respect to Debt Securities, means, as of the date of determination, all Debt Securities theretofore authenticated and delivered under the applicable Indenture, except as provided in such Indenture. (Section 1.01)

  "Principal Facility" means the real property, fixtures, machinery and equipment relating to any facility owned by the Company or any Subsidiary, except any facility that, in the opinion of the Board of Directors, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole. (Section 1.01 of the Senior Indenture)

  "Registered Securities" means any Debt Security in the form established pursuant to Section 2.01 of the applicable Indenture which is registered as to principal and Interest in the Security Register. (Section 1.01)

  "Restricted Subsidiary," at any time, means any Subsidiary which has revenues, determined on a consolidated basis (with its Subsidiaries) in accordance with generally accepted accounting principles, equal to or exceeding 10 percent of the Company's consolidated revenues for the most recently completed fiscal year of the Company for which financial information is then available.

  "Senior Indebtedness" means the principal of (and premium, if any) and unpaid interest on (i) Indebtedness of the Company, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed (other than the Indebtedness evidenced by the Subordinated Securities), unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such Indebtedness is not senior or prior in right of payment to the Subordinated Securities or is pari passu or subordinate by its terms in right of payment to the Subordinated Securities, and (ii) renewals, extensions and modifications of any such Indebtedness.

  "Subsidiary" means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by the Company or by one or more Subsidiaries thereof, or by the Company and one or more Subsidiaries. (Section 1.01)

  "U.S. Government Obligations" means securities that are (i) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case under clauses (i) or (ii), are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section 15.02)

  "Wholly-Owned Subsidiary" means a Subsidiary of which all of the outstanding voting stock (other than directors' qualifying shares) is at the time, directly or indirectly, owned by the Company, or by one or more Wholly-Owned Subsidiaries of the Company or by the Company and one or more Wholly-Owned Subsidiaries. (Section 1.01)

                         DESCRIPTION OF CAPITAL STOCK

  As of the date of this Prospectus, the Company's authorized capital stock consists of 600,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of May 1, 1997, approximately 448,504,727 shares of Common Stock were issued and outstanding. No shares of Preferred Stock are currently outstanding. The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), and to Delaware corporate law. See "Available Information."

Common Stock

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock and certain dividend limitations contained in the Company's outstanding senior promissory notes. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

Preferred Stock

  Under the Certificate of Incorporation, the Company may issue, in one or more classes or series, up to 10,000,000 shares of its Preferred Stock, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as shall be designated in resolutions adopted by the Board of Directors or a duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and holders thereof will have no preemptive rights.

  The specific terms of any Preferred Stock being offered (the "Offered Preferred Stock") will be described in the Prospectus Supplement relating to such Offered Preferred Stock. The following summaries of certain provisions of the Preferred Stock are subject to, and are qualified in their entirety by reference to, the Certificate of Incorporation and the Certificate of Designation relating to the particular class or series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the Offered Preferred Stock offered thereby for specific terms, including:

    (1) The designation of such Preferred Stock.

    (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the initial offering price of such Preferred Stock.

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock.

    (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable.

    (5) The procedures for any auction and remarketing, if any, of such Preferred Stock.

    (6) The provision of a sinking fund, if any, for such Preferred Stock.

    (7) The provision for redemption, if applicable, of such Preferred Stock.

    (8) Any listing of such Preferred Stock on any securities exchange.

    (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into or exchangeable for Common Stock, and whether at the option of the holder thereof or the Company.

    (10) Whether such Preferred Stock will rank senior or junior to or on a parity with any other class or series of Preferred Stock.

    (11) The voting rights, if any, of such Preferred Stock.

    (12) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

    (13) discussion of Federal income tax considerations applicable to such Preferred Stock.

  Subject to the Certificate of Incorporation and to any limitations contained in then outstanding Preferred Stock, the Company may issue additional classes or series of Preferred Stock, at any time or from time to time, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as the Board of Directors or any duly authorized committee thereof shall determine, all without further action of the stockholders, including holders of then outstanding Preferred Stock, of the Company.

Certain Provisions of the Certificate of Incorporation and By-laws

  Certain provisions of the Certificate of Incorporation and By-laws of the Company summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  The Certificate of Incorporation or By-laws provide (i) that there shall be three classes of directors serving staggered terms; (ii) that directors can be removed from office only for cause and only by the affirmative vote of the holders of a majority of the then outstanding shares of common stock entitled to vote generally in an election of directors; (iii) that vacancies on the Board of Directors may be filled only by the remaining directors and not by the stockholders; (iv) that the Board of Directors may adopt, amend or repeal the By-laws of the Company; and (v) for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received by the Company not less than 60 nor more than 90 days prior to the anniversary of the previous year's annual meeting, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting of stockholders, and stockholder action by written consent in lieu of a meeting is prohibited. The affirmative vote of the holders of more than 80 percent of the voting power of the Voting Stock is required to alter, amend or repeal, or adopt any provision inconsistent with, this provision. In addition, special meetings of stockholders may be called only by the Chairman of the Board, Chairman of the Executive Committee, the President or the Secretary of the Company or any such officer at the request in writing of the Board of Directors.

  The foregoing summary is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and By-laws.

Statutory Provisions

  The Company has elected, pursuant to a provision of its Certificate of Incorporation, not to be governed by Section 203 of the Delaware General Corporation Law ("DGCL"). Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15 percent or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10 percent of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares; (ii) the interested stockholder acquired at least 85 percent of the voting stock of the corporation in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or by-laws, may choose not to be governed by
Section 203 of the DGCL in which case such election becomes effective one year after its adoption.

Transfer Agent and Registrar

  The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, National Association.

                             PLAN OF DISTRIBUTION

  The Company may sell the Securities in and/or outside the United States: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Securities being offered (the "Offered Securities") will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Securities and net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the Offered Securities if any are purchased.

  If dealers are utilized in the sale of Offered Securities in respect of which this Prospectus is delivered, and if so specified in the applicable Prospectus Supplement, the Company will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable Prospectus Supplement.

  The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement.

  Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                 LEGAL MATTERS

  The legality of the Securities offered hereby will be passed upon for the Company by Thomas A. Rossi, Esq., Associate General Counsel of the Company. Mr. Rossi is the beneficial owner of Common Stock of the Company.

                                    EXPERTS

  The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such report of Ernst & Young LLP, as to the year ended December 31, 1994, is based in part on the report of Deloitte & Touche LLP, independent auditors. Such consolidated financial statements and schedule are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of such auditors pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firms as experts in accounting and auditing. With respect to the unaudited consolidated interim financial information for the three-month periods ended March 31, 1997 and March 31, 1996, incorporated by reference herein, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

                                  $525,000,000

                                     [LOGO]

           2% Senior Convertible Contingent Debt Securities (CODESSM)
                                    due 2008


                           ------------------------
                             PROSPECTUS SUPPLEMENT
                               February 22, 2001

                           ------------------------


                                Lehman Brothers

                              Salomon Smith Barney